EXHIBIT 10.3

FIFTH AMENDMENT TO LEASE AND DEVELOPMENT AGREEMENT

This FIFTH AMENDMENT TO LEASE AND DEVELOPMENT AGREEMENT (the “Amendment”) is made and entered into this 30th day of March, 2007 by and between the ST. LOUIS COUNTY PORT AUTHORITY, a public body corporate and politic of the State of Missouri (the “Landlord”) and PINNACLE ENTERTAINMENT, INC., a Delaware corporation (the “Tenant”).

RECITALS

A. Landlord and Tenant entered into a Lease and Development Agreement dated as of August 12, 2004 as amended by letter agreement between the Landlord and the Tenant of even date, as further amended by letter agreement between the Landlord and Tenant dated October 4, 2005, and as further amended by Second Amendment to Lease and Development Agreement dated October 28, 2005 between the Landlord and Tenant, and as further amended by the Third Amendment to Lease and Development Agreement dated August 11, 2006, and as further amended by Fourth Amendment to Lease and Development Agreement dated January 18, 2007 (collectively, the “Lease and Development Agreement”) pursuant to which the Tenant agreed, subject to the terms and conditions in the Lease and Development Agreement, to construct and develop the gaming and mixed use project in unincorporated Lemay, Missouri, including an access road (the “Access Road” and with the gaming and mixed use project, the “Project”).

B. Pursuant to Section 4(p) of the Lease and Development Agreement the Landlord agreed to cooperate with Tenant to obtain the defense mapping facility (the “NIMA Property”) a portion of which is required for the Access Road (said portion being hereinafter defined as the “Access Road Property”) from the United States of America.

C. The Landlord and the United States of America acting through the Director of the Air Force Real Property Agency and the Administrator of the General Services Administration pursuant to authority delegated by the Secretary of the Air Force entered into an Agreement for Lease and Transfer dated February 27, 2006 governing the transfer of the NIMA Property.

D. As a condition precedent to the transfer of the NIMA Property, the Landlord is required to post a letter of credit as security for the obligation to remediate environmental contamination on the NIMA Property in the amount of Six Million Dollars ($6,000,000.00) (the “Air Force Letter of Credit”).

E. Landlord has requested and Tenant has agreed to provide a standby letter of credit to Landlord in connection with such environmental remediation obligations subject to the terms and conditions hereafter set forth.

F. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Lease and Development Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements of the parties contained herein, Landlord and Tenant agree to amend the Lease and Development Agreement as follows:

1. Section 4(v) is renumbered 4(w) and the following section is inserted as Section 4(v):

“Section 4(v). Tenant’s Letter of Credit. Tenant shall cause to be issued to the Landlord a standby letter of credit in the face amount of Three Million Dollars ($3,000,000.00) (the “Tenant’s Letter of Credit”) substantially in the form attached as Exhibit A hereto. Upon any draw on the Tenant’s Letter of Credit attributable to Landlord’s failure to perform Environmental Remediation on the portion of the NIMA Site not consisting of the Access Road Property, the Landlord shall within five (5) days following such draw elect by written notice to Tenant to either (a) pay the amount of such draw to Tenant or (b) provide to Tenant a credit against Annual Rent provided for under the Lease and Development Agreement. If Landlord elects to pay to Tenant the amount of such draw (it being acknowledged that any failure by Landlord to make the foregoing written election shall be deemed an election that Tenant shall receive credit against Annual Rent and may deduct therefrom the amount of such draw together with interest thereon from the date of draw until satisfaction thereof) then the Landlord shall pay to Tenant such amount within thirty (30) days of the date of such draw, which payment shall include interest otherwise payable by Tenant under Tenant’s Letter of Credit with respect to the amount so drawn from the date of such draw through the date of full payment of such amount. If Tenant does not receive Landlord’s payment for draws under the Tenant’s Letter of Credit within said 30-day period, Tenant shall receive a corresponding credit against, and shall be entitled to deduct from, Annual Rent, the amount not so received together with interest accruing thereon from the date such amount was drawn under the Tenant’s Letter of Credit until such amount has been satisfied in full, which deductions shall continue until such credit is used in full. Tenant shall not be entitled to a credit against Annual Rent nor shall Landlord have an obligation to pay Tenant for any draw on Tenant’s Letter of Credit attributable to Tenant’s failure to perform Environmental Remediation on the Access Road Property. Any credit to which Tenant is entitled to receive pursuant hereto shall be applied first to reduce the monthly payments of Minimum Rent and then to reduce Percentage Rent otherwise due, if any.

Landlord and Tenant shall each be responsible for paying their respective pro rata share of the costs and fees for the Air Force Letter of Credit and Tenant’s Letter of Credit (including those relating to any draw(s) as set forth above) based on the apportionment set forth in Section 4(u) of the Lease and Development Agreement (and specifically as so set forth in the Third Amendment to the Lease and Development Agreement) addressing the payment of letter of credit fees.”

2. Except as modified and amended by this Amendment, the Lease and Development Agreement shall remain in full force and effect in accordance with its terms. Unless the context otherwise indicates, all other terms and conditions of the Lease and Development Agreement which are the same as or directly related to the revised terms and conditions set out in this Amendment are similarly modified to be consistent with this

Amendment. The provisions of this Amendment shall inure to the benefit of and be binding upon the parties hereto, their successors and assigns.

3. This Amendment may be executed in counterparts.

IN WITNESS WHEREOF, the undersigned have set their hands and seals as of the date first written above.

LANDLORD:
ST. LOUIS COUNTY PORT AUTHORITY

By:	/s/ Dennis G. Coleman
Name:	Dennis G. Coleman
Title:	Exec. Director

TENANT:
PINNACLE ENTERTAINMENT, INC.

By:	/s/ Wade Hundley
Name:	Wade Hundley
Title:	President

Exhibit A

Form of Standby Letter of Credit

A-1

Exhibit A

(To be placed on Bank or Lending Institution Letterhead)

IRREVOCABLE STANDBY LETTER OF CREDIT

BENEFICIARY:

St. Louis County Port Authority

121 S. Meramec, Suite 900

Clayton, Missouri 63105

Attn: Dennis G. Coleman, Executive Director

Ladies and Gentlemen:

At the request and for the account of Pinnacle Entertainment, Inc. a Delaware corporation (“Pinnacle”) in connection with that certain Lease and Development Agreement dated as of August 12, 2004, by and between the St. Louis County Port Authority (the “Port Authority”) and Pinnacle, as the same has been amended (as so amended, the “Agreement”), we hereby establish our Irrevocable Standby Letter of Credit No.              in favor of the Port Authority in order to assure the completion of environmental remediation required to enable the development contemplated under the Agreement. This Irrevocable Standby Letter of Credit is subject to the following terms and conditions:

1. Expiration. This Irrevocable Standby Letter of Credit is effective as of its date of execution and expires on the earliest of:

(a) the payment by us to the Port Authority of the final drawing available to be made under this Irrevocable Standby Letter of Credit; or

(b) the receipt by us of a copy of the Certification of Completion issued by the Missouri Department of Natural Resources to the Port Authority upon satisfactory completion by the Port Authority of environmental remediation obligations under the Agreement for the Lease and Transfer of 8900 South Broadway Street, St. Louis, MO dated February 27, 2006, by and between the Port Authority and the United States Air Force (“Air Force”), acting together with the General Services Administration (the “Air Force Agreement”); or

(c)                     , 200   (date certain to be determined).

2. Maximum Amount. The maximum aggregate amount available under this Irrevocable Letter of Credit shall be                      (USD $                ) (as this amount may be reduced from time to time due to draws by the Port Authority as provided below, the “Stated Amount”). Partial drawings are permitted. Upon our honoring of a demand for payment hereunder pursuant to the provisions hereof, the Stated Amount shall be reduced by an amount equal to the amount of such demand for payment.

3. Documents to be Presented. Funds under this Irrevocable Standby Letter of Credit are available to the Port Authority in one or more draws, in an aggregate amount not exceeding the Stated Amount, upon presentation by the Port Authority of a draft in the form of Exhibit A attached hereto (a “Draft”) accompanied by a certificate in the form of Exhibit B (“Draw Certificate”), appropriately completed and purportedly signed by the Executive Director of the Port Authority].

No other documents or instruments shall be required for drawing under this Irrevocable Letter of Credit.

4. Method and Notice of Presentment. The Draft and Draw Certificate shall be dated the date of their presentation and shall be presented during our business hours on a Business Day at our office located at                     , Attention:                     .

“Business Day” means any day other than (i) a Saturday or Sunday, or (ii) a day on which commercial banks in New York City are authorized or required by law to close.

5. Time and Method of Payment. If a demand for payment is made by the Port Authority at our office in compliance with the terms and conditions of this Irrevocable Standby Letter of Credit on a Business Day, we will have a reasonable time (not to exceed three (3) Business Days) to either pay the amount of such demand to the Port Authority or give the Port Authority notice of discrepancies or deficiencies in the presentation. Payment will be by wire transfer to national City bank (ABA number 07200915) for credit to St. Louis County Port Authority (account number 00985219233).

6. Transferability. This Irrevocable Standby Letter of Credit may not be transferred, assigned or negotiated in whole or in part except with our prior written consent.

7. Governing Law and Customs. This Irrevocable Letter of Credit is subject to the International Standby Practices ISP98 (International Chamber of Commerce Publication No. 590).

8. Address for Communications. All correspondence and any drawings presented in connection with this Irrevocable Standby Letter of Credit must only be presented to us at                     , Attention:                    .

9. Entire Agreement. This Irrevocable Standby Letter of Credit, including the exhibits hereto, sets forth in full the terms of our undertaking. Reference in this Irrevocable Standby Letter of Credit to other documents or instruments is for identification purposes only and such reference shall not modify or affect the terms hereof or cause such documents or instruments to be deemed incorporated herein.

We hereby confirm this Irrevocable Standby Letter of Credit and undertake that Draft(s) drawn under and in compliance with the terms and conditions hereof will be duly honored as stated herein.

Very Truly Yours,

Title

Exhibit A

DRAFT

At Sight

Pay to the order of the St. Louis County Port Authority, the sum of                      United States Dollars (USD $                      ), FOR VALUE RECEIVED, drawn under the Irrevocable Standby Letter of Credit No. issued by                     .

Very truly yours,
St. Louis County Port Authority

By:
Name:
Title:

Exhibit B

DRAW CERTIFICATE

To: [Issuing Bank]

[Address]

Attention:

Reference is made to Irrevocable Standby Letter of Credit No.                                 dated                     , 2007 (“Letter of Credit”) issued by you in favor of the St. Louis County Port Authority (“Port Authority”). Capitalized terms used herein and not otherwise defined herein shall have the respective meanings ascribed thereto in the Letter of Credit.

In connection with this drawing under the Letter of Credit, the undersigned, the                  of the Port Authority hereby certifies that:

(i) the amount demanded is due or has been paid to the United States Air Force to defray the costs of environmental remediation required of the Port Authority under and pursuant to the Air Force Agreement; and

(ii) the amount remaining or otherwise available to be drawn under the letter of credit issued to the Air Force pursuant to the Air Force Agreement is not in excess of $3,000,000, or if in excess of the aforesaid amount, will be reduced below $3,000,000 upon this drawing.

Payment of the amount hereby demanded should be remitted to:

121 S. Meramec, Suite 900

Clayton, Missouri 63105

IN WITNESS WHEREOF, this Draw Certificate has been duly executed by the undersigned as of [DATE].

By:
Title:	Executive Director
Name: